Exhibit 99.1

May 24, 2023

QURATE RETAIL ANNOUNCES SALE OF ZULILY TO REGENT

Divestiture Simplifies Qurate Retail’s Business and Improves Liquidity

ENGLEWOOD, Colo. --(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that Regent (“Regent”), a Los Angeles-based investment firm with proven expertise in the retail and apparel sectors, has acquired Zulily, the online retailer delivering a fun shopping experience helping moms discover exclusive daily deals, brand names and on-trend styles, and everyday value on clothing, footwear, homeware essentials and more. Zulily was a wholly owned subsidiary of Qurate Retail, the largest player in video commerce through its QVC and HSN businesses and the owner of Cornerstone Brands. The divestiture aligns with Qurate Retail’s Project Athens transformation strategy articulated in June 2022 to optimize its brand portfolio.

“Zulily serves an important role for moms by offering a fun shopping experience, with brand names and special finds at incredible prices. We are confident Regent is the right partner for Zulily to continue serving its customers, while benefiting from Regent’s depth of operational and strategic expertise in the retail and apparel sectors,” said David Rawlinson, President & CEO of Qurate Retail. “We are in the midst of a turnaround at Qurate Retail. This divestiture will allow our management team to better focus on our core video commerce assets, QVC and HSN, and the Cornerstone Brands, while preserving liquidity to further strengthen our balance sheet. I would like to thank Terry Boyle and the entire Zulily team for their continued hard work and commitment amidst a challenging retail environment.”

Regent is a global investment firm that owns and operates several international consumer brands including Club Monaco, DIM Paris, La Senza, Escada and DiamondBack. Regent focuses on driving transformative change by strategically repositioning businesses and pursuing opportunities that can accelerate growth and innovation. Regent portfolio companies employ over 20,000 people around the world. Since its inception, Regent has successfully acquired businesses from leading Fortune 500 and large-cap companies around the globe, with 30+ businesses acquired since 2015. Their portfolio includes companies in retail, media, technology and industrial sectors.

“We are excited to partner with the Zulily team to help the company return to its entrepreneurial roots as an independent business,” said Michael Reinstein, Chairman of Regent. “Zulily has been a trailblazer in using technology to create a compelling online customer experience.  Their revolutionary logistics and fulfillment network has also set a new industry standard, and we are excited to leverage its immense potential to grow the Zulily business in new markets.”

In connection with the transaction, Zulily will no longer be a co-borrower in QVC, Inc.’s bank credit facility and Qurate Retail repaid Zulily’s outstanding borrowing, which was approximately $80 million as of closing. QVC, Inc.’s leverage as defined in its credit agreement as of March 31, 2023, assuming the Zulily divestiture had occurred prior to such date, would have been reduced to

2.3x. Based on the terms of the sale agreement, there is potential for Qurate Retail to receive an earnout in future years.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

About Regent, L.P.

Regent is a global investment firm focused on acquiring businesses and deploying its strategic and operational expertise to fuel growth and innovation.  Regent’s portfolio includes companies in the industrial, retail, media and technology sectors across Europe, Asia and the Americas. Since its inception, Regent has acquired businesses from leading Fortune 500 and large-cap companies including Caterpillar, Arcelor Mittal, eBay, Ralph Lauren, Hanes Brands, Tegna, L Brands and Hain Celestial among others.   More information is available at www.regentlp.com.

Contacts:

Qurate Retail, Inc.
Shane Kleinstein, 720-875-5432

Regent, L.P.
Marc Menard, press@regentlp.com

Source: Qurate Retail, Inc.